Exhibit 10.6

AMENDMENT NO. 4
TO THE
ADVISORY AGREEMENT

This amendment no. 4 to the amended and restated Advisory Agreement dated as of January 21, 2011, as amended on May 6, 2011, June 24, 2011 and July 8, 2011 (the “Advisory Agreement”), between KBS Real Estate Investment Trust III, Inc., a Maryland corporation (the “Company”), and KBS Capital Advisors LLC, a Delaware limited liability company (the “Advisor”), is entered as of August 10, 2011 (the “Amendment”). Capitalized terms used herein but not defined shall have the meaning set forth in the Advisory Agreement.
WHEREAS, the Advisor has agreed to advance funds to the Company upon the terms set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree to amend the Advisory Agreement as follows:
Article 17 is hereby amended and restated in its entirety as follows:

“ARTICLE 17

ADVANCE
Notwithstanding anything contained in Article 9 of the Agreement to the contrary, the Advisor hereby agrees to advance funds (the “Advance”) to the Company equal to the cumulative amount of distributions declared by the Company for distribution record dates through the period ending October 31, 2011; provided, however, if in the Conflicts Committee's sole discretion, the Company makes an investment and obtains financing with respect to such investment that provides the Company with excess borrowing capacity sufficient to cover all or a portion of any unpaid distributions declared by the Company for distribution record dates through October 31, 2011, then the Conflicts Committee may advise the Advisor to reduce the amount of the Advance otherwise due to the Company by the amount of such excess borrowings.
The Advisor further agrees that the Company will only be obligated to repay the Advisor for the Advance if and to the extent that:

(i)
the Company's modified funds from operations (“MFFO”), as such term is defined by the Investment Program Association and interpreted by the Company, for the immediately preceding month exceeds the amount of distributions declared for record dates of such prior month (an “MFFO Surplus”), and the Company shall pay the Advisor the amount of the MFFO

Surplus to reduce the principal amount outstanding under the Advance, provided that such payments shall only be made if management in its sole discretion expects an MFFO Surplus to be recurring for at least the next two calendar quarters, determined on a quarterly basis; or

(ii)
the Advance may be repaid from excess proceeds (“Excess Proceeds”) from the Company's third-party financings, provided that the amount of any such Excess Proceeds that may be used to repay the principal amount outstanding under the Advance shall be determined by the Conflicts Committee in its sole discretion.

The Advisor understands and agrees that no interest shall accrue on the Advance. To the extent payment of any amount is due to the Advisor hereunder, the Company shall pay the Advisor no later than the last business day of the month in which the amount of such payment is determined, or the first business day of the following month.”

Signature Page Follows.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first written above.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

   By: /s/ Charles J. Schreiber, Jr.
         Charles J. Schreiber, Jr., Chief Executive Officer

KBS CAPITAL ADVISORS LLC

   By: PBren Investments, L.P., a Manager

By: PBren Investments, LLC, as general partner

By: /s/Peter M. Bren
Peter M. Bren, Manager

By: Schreiber Real Estate Investments, L.P., a Manager

By: Schreiber Investments, LLC, as general partner

By: /s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., Manager